Exhibit 10.14
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
     Pursuant to the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the employee listed below (“Participant”) the number of Restricted Stock Units set forth below (the “Restricted Stock Units”). The Restricted Stock Units are subject to all of the terms and conditions set forth herein, in the Terms and Conditions attached hereto as Exhibit A (the “Restricted Stock Unit Terms”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”).

Participant:
Grant Date:

Total Number of Restricted Stock Units:

Vesting Schedule:	[To be specified in individual award agreements] Except as provided in Section 2.3(a) of the Restricted Stock Unit Terms, in no event shall any additional Restricted Stock Units vest following Participant’s Termination of Employment (as defined in the Restricted Stock Unit Terms).

Distribution Schedule:	The Restricted Stock Units shall be distributable in accordance with Section 2.4 of the Restricted Stock Unit Terms.
     All decisions and interpretations of the Administrator arising under the Plan, this Grant Notice or the Restricted Stock Unit Terms or relating to the Restricted Stock Units shall be binding, conclusive and final.
ALLERGAN, INC.

By:

Print Name:

Title:

Address:	2525 Dupont Drive
Irvine, California 92612

Attachments:	Terms and Conditions (Exhibit A)
Allergan, Inc. 2008 Incentive Award Plan (Exhibit B)
Allergan, Inc. 2008 Incentive Award Plan Prospectus (Exhibit C)

EXHIBIT A TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
TERMS AND CONDITIONS
May 2008
Management Bonus Plan
     Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Notice a restricted stock unit award under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) for the number of restricted stock units indicated in the Grant Notice (“Restricted Stock Units”), subject to the terms and conditions of the Grant Notice, the Terms and the Plan.
I. GENERAL
     1.1 Defined Terms. Wherever the following terms are used herein they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.
     “Job Elimination” means Participant’s Termination of Employment by the Company or any Subsidiary under circumstances satisfying each of the following conditions, as determined in the sole and absolute discretion of the Company: (a) Participant’s Termination of Employment results in or is part of a net headcount reduction of one or more employees; (b) Participant is not offered a comparable position with the Company, a subsidiary or a successor entity or an affiliate of the Company or a subsidiary; and (c) the Company provides written notice to Participant prior to his or her Termination of Employment that it has determined Employee’s Termination of Employment is a “job elimination.”
     “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Participant’s Termination of Employment, including, without limitation, the question of whether such Termination of Employment resulted from a discharge for cause. For purposes of the Terms, Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
     1.2 Incorporation of Terms of Plan. The Restricted Stock Units evidenced by the Grant Notice and the Terms is also subject to the terms and conditions of the Plan, which are incorporated herein by reference.
II. GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS
     2.1 Grant of Restricted Stock Units. In consideration of Participant’s past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the grant date specified on the Grant Notice (the “Grant Date”), the

Company irrevocably grants to Participant an award of the number of Restricted Stock Units specified on the Grant Notice, subject to the terms and conditions set forth in the Plan, the Grant Notice and the Terms. Each Restricted Stock Unit represents the right to receive a share of the Company’s common stock, par value $0.01 per share (“Stock”), at the time the Restricted Stock Unit is available for distribution on a deferred basis in accordance with the terms and conditions set forth in the Plan and the Terms.
     2.2 Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice and Section 2.3 below, or at such earlier times as are set forth in a written agreement between the Company and Participant. Unless and until the Restricted Stock Units have vested in accordance with the preceding sentence, Participant shall have no right to any distribution made with respect to such Restricted Stock Units. In the event of Participant’s Termination of Employment prior to the vesting of all of the Restricted Stock Units, any Restricted Stock Units which remain unvested at such time will terminate automatically and be forfeited without further notice and at no cost to the Company.
     2.3 Accelerated Vesting. Notwithstanding anything to the contrary in Section 2.2 or the Grant Notice, all or a portion of the Restricted Stock Units shall vest on an accelerated basis under the following circumstances:
          (a) if Participant’s Termination of Employment occurs by reason of Participant’s Job Elimination and, prior to the expiration of 55 days following the date of Participant’s termination of Employment or such earlier date as may be specified by the Company, Participant executes and delivers, and does not revoke, a general waiver and release of all claims against the Company and its subsidiaries and the employees, directors, agents and affiliates of the Company and its subsidiaries, in a form acceptable to the Company in its sole and absolute discretion, then a number of Restricted Stock Units shall become vested upon the date such general waiver and release of all claims becomes effective and irrevocable, the number of which will be equal to the total number of Restricted Stock Units specified in the Grant Notice, as adjusted pursuant to Section 11.1 of the Plan, multiplied by a fraction, the numerator of which is the number of months from the Grant Date until the date of Participant’s Termination of Employment, and the denominator of which is the number of months during the vesting schedule set forth in the Grant Notice (i.e., the number of months from the Grant Date until the date Participant would otherwise vest in the Restricted Stock Units pursuant to Section 2.2 based solely on continued employment);
          (b) if Participant’s Termination of Employment occurs by reason of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Restricted Stock Units shall become fully vested immediately prior to Participant’s Termination of Employment;
          (c) if a Change in Control occurs prior to Participant’s Termination of Employment, then the Restricted Stock Units shall become fully vested immediately prior to the occurrence of such Change in Control; and
          (d) if Participant’s Normal Retirement Eligibility Date occurs prior to Participant’s Termination of Employment, then the Restricted Stock Units shall become fully vested upon Participant’s Normal Retirement Eligibility Date.
     2.4 Distribution of Stock.
          (a) Subject to the terms and conditions of the Plan and the Terms, the shares of Stock underlying the Restricted Stock Units shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) no later than 10 days following the date such Restricted Stock Units vest under Section 2.2 or Section 2.3 (each vesting occurrence, a “Distribution Event”).

          (b) All distributions shall be made by the Company in the form of whole shares of Stock (and cash in an amount equal to the value of any fractional Restricted Stock Unit, determined based on the Fair Market Value as of the distribution date).
     2.5 Dividend Equivalent Rights. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date, the Company irrevocably grants to Participant Dividend Equivalent Rights (as defined below) with respect to each Restricted Stock Unit that vests pursuant to Section 2.2 or Section 2.3, subject to the terms and conditions of the Plan and the Terms. “Dividend Equivalent Right” means a right to receive an amount equal to the aggregate amount of dividends, if any, paid to the Company’s stockholders on one share of Stock where the record date(s) for such dividends occurred during the period from the Grant Date through and including the day immediately preceding the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Section 2.4. Each Dividend Equivalent Right shall be paid, if at all, in cash or shares of Stock, at the Company’s election, at the time the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Section 2.4. Each Dividend Equivalent Right shall terminate as of the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed. Dividend Equivalent Rights shall not be paid to Participant for any Restricted Stock Units that do not vest pursuant to Section 2.2 or 2.3 above.
     2.6 Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock in settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, prior to fulfillment of all of the following conditions:
          (a) The admission of such shares to listing on all stock exchanges on which such Stock is then listed;
          (b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;
          (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;
          (d) The receipt by the Company (or other employer) of full payment of all amounts which, under federal, state or local tax law, the Company (or other employer) is required to withhold upon issuance of such shares; and
          (e) The lapse of such reasonable period of time following the applicable Distribution Event as the Administrator may from time to time establish for reasons of administrative convenience.

     2.7 Rights as Stockholder. The holder of the Restricted Stock Units or Dividend Equivalent Rights shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable or deliverable upon settlement of the Restricted Stock Units or Dividend Equivalent Rights, or any part thereof, unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
III. OTHER PROVISIONS
     3.1 Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms, the Restricted Stock Units or the Dividend Equivalent Rights. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and the Terms, subject to Section 12.2 of the Plan.
     3.2 Limited Transferability.
          (a) Subject to Section 3.2(b), the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
          (b) Notwithstanding any other provision of the Terms, with the consent of the Administrator, the Restricted Stock Units may be transferred to one or more “Permitted Transferees” (as defined below), subject to the following terms and conditions:
          (i) the Restricted Stock Units shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;
          (ii) the Restricted Stock Units shall continue to be subject to all the terms and conditions of the Plan and the Terms, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Restricted Stock Units); and
          (iii) Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws, and (C) evidence the transfer.
“Permitted Transferee” means, with respect to Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, any other entity in which these persons (or Participant) own more than 50% of the voting interests, or any other transferee specifically approved by the Administrator.

     3.3 Restrictive Legends and Stop-Transfer Orders.
          (a) Any share certificate(s) evidencing the shares of Stock issued hereunder shall be endorsed with any legend(s) that may be required by applicable federal, state or foreign securities laws, to be placed on the certificate(s) evidencing such shares.
          (b) Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
          (c) The Company shall not be required: (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of the Terms, or (ii) to treat as owner of such shares of Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
     3.4 No Employment Rights. Nothing in the Plan or the Terms shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate Participant’s employment or services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
     3.5 Shares to Be Reserved. The Company shall at all times prior to the settlement or forfeiture of the Restricted Stock Units reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Terms.
     3.6 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, addressed as follows:

If to the Company:	Allergan, Inc.
Attention: General Counsel
2525 Dupont Drive
Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.
By a notice given pursuant to this Section 3.6, either party may thereafter designate a different address for notices to be given to that party.
     3.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.
     3.8 Governing Law; Severability. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

     3.9 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units shall be granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     3.10 Amendments. To the extent permitted by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of the Terms shall adversely affect the Restricted Stock Units in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant.
     3.11 Successors and Assigns. The Company may assign any of its rights with respect to the Restricted Stock Units to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
     3.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
     3.13 Taxes.
          (a) Notwithstanding anything to the contrary in the Terms, the Company shall be entitled to require payment to the Company or any of its Subsidiaries any sums required by federal, state, local or foreign tax law to be withheld with respect to the issuance of the Restricted Stock Units or Distribution Equivalent Rights, the distribution of shares of Stock with respect thereto, or any other taxable event related to the Restricted Stock Units or Distribution Equivalent Rights. The Company may permit Participant to make such payment in one or more of the forms specified below:
          (i) by cash or check made payable to the Company;
          (ii) by the deduction of such amount from other compensation payable to Participant;
          (iii) by requesting that the Company withhold a net number of vested shares of Stock otherwise issuable having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

          (iv) tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or
          (v) in any combination of the foregoing.
          (b) In the event Participant fails to provide timely payment of all sums required pursuant to Section 3.13(a), the Company (or other employer) shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.13(a)(ii) or Section 3.13(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Restricted Stock Units or Distribution Equivalent Rights to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the grant of the Restricted Stock Units or Distribution Equivalent Rights, the distribution of the shares of Stock issuable with respect thereto, or any other taxable event related to the Restricted Stock Units or Distribution Equivalent Rights.
     3.14 Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and the Terms shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Participant or any other person. Participant shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units, unless and until shares of Stock shall be distributed to Participant under the terms and conditions set forth herein.
     3.15 Compliance with Internal Revenue Code Section 409A. This Restricted Stock Units and Dividend Equivalent Rights are not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant hereto shall be paid on or before than the later of: (i) the fifteenth day of the third month following Participant’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, in each case, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.
     3.16 Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

EXHIBIT B TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN

EXHIBIT C TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN PROSPECTUS